Exhibit 23.1

When the transaction referred to in note 19 of the notes to the consolidated financial statements has been consummated, we will be in a position to render the following consent.

/s/    KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Alien Technology Corporation:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Mountain View, California

                    , 2006